Exhibit 4.19

Unprotected Lease Agreement

Drawn up and signed in Tel Aviv on the 10th day of the month of July, 2017

Between

UNIHAD BIOPARK Ltd

Of 4 Habosem St. Ashdod

(Hereinafter: “the Company”)

Of the first part;

And between:

BiondVax Pharmaceuticals Ltd

Company No. 513436105

Of 14 Einstein St., Ness Ziona

(Hereinafter: “the Lessee”)

Of the second part;

Whereas

The Company implemented for the Hadassah Women’s Zionist Organization of America Inc., Hadassah Medical Relief Association and the Hebrew University in Jerusalem and anyone acting on their behalf (hereinafter: “Client’s Representatives” or “the Client”) a project for the design, construction, maintenance and delivery of a “biotechnological park” in the medical campus of Hadassah and the Hebrew University in Ein Kerem, Jerusalem, on a land known as parcel 17 (previously part of parcel 1) in block 30391 (hereinafter: “the Project”) (that will be used primarily by companies that will engage in the performance of the research and the intellectual property kept in the Hebrew University and in Hadassah Ein Kerem Hospital in Jerusalem in the fields of life sciences and other entities that engage in the application of the research in the biotechnological industry);

And whereas:

The Company declares that it holds the leases rights, in sublease, with respect to the land, including the right to operate the project for third parties and to operate the Project for a period that will expire on December 31, 2031;

And whereas:

The Company agreed to lease to the Lessee and the Lessee wishes to lease the Leased Premises from the Company within their meaning hereunder, and in accordance with the Purpose of Lease as defined in Appendix A of this Agreement (hereinafter: “Purpose of Lease”) in accordance with the provisions set forth in this Agreement hereunder;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Preamble and Appendixes

1.1.	The preamble to this Agreement shall be deemed an integral part hereof. The headings of the sections will serve for the purpose of orientation and convenience only, and will not serve for the purpose of interpreting the Agreement.

1.2.	The following Appendixes shall constitute an integral part of the Agreement:

Appendix A	-	Terms of engagement and agreed changes;
Appendix A2	-	Bank loan Appendix;
Appendix B1	-	Blueprint of the Leased Premises;
Appendix B2	-	Blueprint of the common areas;
Appendix B3	-	Adjustment works plans to the extent agreed and signed by both parties later on;
Appendix C	-	Authorization to debit the Lessee’s account and credit the Company’s account;
Appendix D	-	Bank guarantee;
Appendix E	-	Canceled;
Appendix F	-	Approval of the Investments Center;
Appendix G	-	Management Agreement, including procedures and activities file;
Appendix H(1)	-	Insurance Appendix for the performance of the works;
Appendix H(2)	-	Lessee’s Insurances Appendix;
Appendix I	-	Technical specification;

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	2	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

1.3.	Condition precedent

The Lessee declares and confirms that it is aware that the prior approval of the Client for the engagement of the Company with the Lessee in this Agreement, including, and without derogating from the generality of the aforesaid, the identity of the Lessee, the Term of Agreement and commercial terms thereof, constitute conditions precedent for the coming into force of this Agreement.

In case a condition precedent as stated above was not fulfilled for any reason, this Agreement shall be null and void and the parties shall not raise any claim and/or demand and/or suit against each other in connection therewith.

Signing this Agreement shall be deemed as the approval of the Client for the fulfillment of the condition precedent.

2.	Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth beside them below:

2.1.	“The Building”: a building of 6 floors situated on the land known as parcel 17 (previously known as part of parcel 1 in block 30391) in the complex of the medical campus of Hadassah and the Hebrew University in Ein Kerem, Jerusalem, including the two parking lots, facilities, equipment and systems that exist in the premises from time to time, yards, paths, roads, gates, fences and anything associated therewith.

2.2.	“The Leased Premises”: the area of the Leased Premises as specified in Appendix A marked in the blueprint hereby enclosed with this Agreement and marked as Appendix B1 and designated for the exclusive use of the Lessee. It is clarified that the Leased Premises include only the interior area as specified in the blueprint and do not include the exterior walls of the Building.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	3	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

2.3.	“The Management Company”: the Company or another company with which the Company will engage for the purpose of performing all the management and maintenance services in the Building; as of the date of signing this Agreement the Company shall function as the Management Company.

2.4.	“Common Areas”: the part of the Building designated for the use by the Lessee together with other lessees and that includes, inter alia, staircases, lobbies, elevators, toilets, electricity rooms and as marked in the blueprint enclosed as Appendix B2 of this Agreement.

2.5.	“Public Areas”: all areas in the Building that are not defined as Common Areas, as the Leased Premises or as exclusive areas of other lessees and that are designated to all the persons in the complex.

2.6.	“The Index”: the consumer price index (including fruits and vegetables) published by the Central Bureau of Statistics and if the base of the Index or method of calculation thereof is replaced or in case the index will be published by another entity instead of the Central Bureau of Statistics the Company shall make the calculation of increase of the Index for the purpose of this section while taking into account the aforesaid changes.

2.7.	“Linkage Differentials”: the difference between the new index and the base index according to the meaning of these terms in each and every case, divided by the base index and multiplied by the linked amount.

Declarations of the Company

2.8.	As of the date of signing this Agreement the Leased Premises are free from any person and article. It is clarified that the said shall not derogate from the performance of the adjustment works in the Leased Premises in accordance with the provisions set forth in this Agreement hereunder.

2.9.	To the best of knowledge of the Company, as of the date of signing this Agreement the land, the Building and the Leased Premises are free and unencumbered from any attachment, judicial order, administrative order or any other third party rights save as stated expressly in this Agreement including agreements with the Client that prevent the lease of the Leased Premises to the Lessee and/or the fulfillment of the undertakings of the Company in accordance with this Agreement.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	4	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

2.10.	Subject to the provisions set forth in this Agreement there is no preclusion by law or contract preventing the engagement of the Company in this Agreement and the fulfillment of its undertakings in accordance with this Agreement in accordance with the Purpose of Lease as specified in this Agreement.

2.11.	That Form 4 (Certificate of Occupancy) was issued for the Building and the Leased Premises.

3.	The lease

3.1.	The Company hereby leases to the Lessee and the Lessee hereby leases from the Company the Leased Premises for the Term of Lease as set forth in Appendix A of this Agreement, as of the Lease Commencement Date, within the meaning of this term in Appendix A of the Lease Agreement and until the expiration of the Term of Lease within its meaning in Appendix A of the Agreement and in accordance with the provisions set forth in this Agreement and Appendixes thereof. The period as of the Lease Commencement Date until the expiration of the Term of Lease shall be referred hereinafter: “Term of Lease.”

3.2.	In case in accordance with Appendix A of this Agreement the Lessee was granted the option to extend the Term of Lease for the Option Terms the provisions set forth in this section hereunder shall apply. The Option Terms that are defined in Appendix A shall be referred hereinafter collectively: “Option Terms.” Each of the Option Terms may be realized by the Lessee upon fulfillment of all of the following conditions cumulatively:

(a)	The Lessee did not commit a fundamental breach of its material undertakings in accordance with this Agreement following which the Company did not announce the lawful termination of this Agreement, as stated in section 29 hereunder, during the Term of Lease that preceded the Option Term.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	5	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

(b)	The Lessee delivered in advance to the Company postdated checks in the amount of the Rent and the management fees, in addition to statutory VAT, in respect of each year of lease during the Option Term and securities for the entire Option Term in accordance with the provisions set forth in the Tender provisions set forth in section 5 of the Agreement, mutatis mutandis.

(c)	The Lessee failed to deliver written notice to the Company regarding its wish to realize the Option Term, no later than 6 months prior to the expiration of the Term of Lease before the relevant Option. For the avoidance of doubt it is clarified that in case the Lessee did not deliver written notice regarding the realization of the Option until the said date, the Term of Lease shall be extended automatically. For the avoidance of doubt it is clarified that in case the Lessee delivered written notice regarding its wish not to extend the Option until the said date, this Agreement shall be terminated upon expiration of the Term of Lease or upon expiration of the relevant Option Term, as the case may be, and the Company shall be entitled to engage with any third party it deems fit at its absolute and sole discretion with respect to the Leased Premises and the Lessee shall raise no claim and/or demand and/or suit in connection therewith and without derogating from the provisions set forth in section 28 hereunder.

If and to the extent that the Lessee was granted options in accordance with the provisions set forth in Appendix A and in case the Option Terms were realized, in whole or in part, the provisions set forth in this Agreement shall apply to the lease during the said Option Terms as if they were part of the Term of Lease for all intents and purposes, mutatis mutandis, and subject to the provisions set forth in Appendix A regarding the Rent during the relevant Option Term and additional special provisions in this Agreement regarding the Option Term.

3.3.	It is clarified that the Lessee shall not be entitled to receive possession in the Leased Premises as stated in section 3.1 above unless it meets the following conditions cumulatively:

(1)	This Agreement was signed by the parties.

(2)	The Lessee paid to the Company the Rent and the management fees in addition to VAT for the 6 months of lease for the period starting after the grace period (expiring on 15.10.2018) in the period between 16.10.2018 until 15.4.2019.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	6	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

(3)	The Lessee provided to the Company all the securities as stated in section 5 hereunder and all the certificates of insurance as stated in Appendix H(1) and H(2).

(4)	The Lessee delivered to the Company all the plans for alterations that will be implemented in the Leased Premises by the Lessee if and to the extent that any alterations will be implemented, subject to the provisions set forth in section 9 hereunder.

(5)	The protocol of delivery of the Leased Premises was signed by both parties.

In case the Lessee failed to fulfill any of the conditions set forth above whose performance is imposed on the Lessee in accordance with this Agreement, delivery of possession in the Leased Premises to the Lessee shall be delayed until the Lessee fulfills all the said conditions, however this shall not derogate in any manner from the undertakings of the Lessee in accordance with this Agreement, including the undertaking to pay the full amount of the Rent in respect of the entire Term of Lease and/or delay in any manner the expiration date of the Term of Lease.

Without derogating from the generality of the aforesaid, the Lessee and/or anyone acting on its behalf shall be entitled to note in the protocol any defect and lack of conformity as stated in Appendix A and Appendix I of this Agreement. To the extent that at the time of drafting the protocols defects that do not allow the performance of the adjustment works by the Lessee are discovered, the Company shall take measures to repair the defects and the delivery of possession date will be delayed accordingly until the repairs are actually made. Without derogating from the foregoing, it is agreed that to the extent that the Company delays in delivery of possession within its meaning in this Agreement for a period greater than 30 days, the Lessee shall be entitled to terminate the Agreement, without derogating from any right and/or relief and/or remedy granted to the Lessee in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

3.4.	The Lessee agrees that under any circumstances its rights by virtue of this Agreement shall be registered in Israel Land Authority and/or in the Land Titles Registration Office and/or in any other official entity and the Lessee shall have no claims and/or demands and/or suits towards the Company in connection therewith.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	7	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

4.	Rent

4.1.	The Lessee shall pay to the Company the principal of the Rent as specified in Appendix A hereby enclosed, constituting an integral part of this Agreement (hereinafter: “Rent Principal”) on the dates specified in the aforesaid Appendix A. Linkage differentials shall be added to each payment of the Rent Principal when the base index is the index set in Appendix A of this Agreement and the new index shall be the index known on the date of each payment. Notwithstanding the aforesaid it is hereby clarified that in any event the linkage shall not fall below the base index even if the new index decreases compared to the base index. Statutory VAT shall be added to each payment against invoice.

The Rent Principal during the Term of Lease with the addition of linkage differentials and statutory VAT shall be referred in this Agreement hereinafter: “Rent.”

4.2.	If and to the extent that the Lessee was granted options in accordance with Appendix A and in case the Lessee realized any of the Option Terms in accordance with the provisions set forth in section 3.2 above, the Rent Principal shall be updated during the Option Term as stated in Appendix A hereby enclosed with this Agreement as an integral part thereof and the provisions set forth in section 4.1 regarding linkage to the index shall apply, mutatis mutandis.

4.3.	The Lessee shall pay the Rent once a quarter (every three months) until the first day of the said quarter. In 7 business days as of the date of signing this Agreement the Lessee shall make a wire transfer in an amount equal to the Rent and the management fees for six months of lease during the Term of Lease, as specified in Appendix A. Upon expiration of each period of six months of the Term of Lease the parties shall engage in a settling of accounts in respect of the linkage differentials that are due in respect of the Rent and the management fees in each of the 6 months that preceded the settling of accounts date, when the new index with respect to each month shall be the index known at the time of making the payment in respect whereof and the Lessee shall pay to the Company the amount of the linkage differentials in accordance with the settling of accounts in 7 business days as of the date of the settling of accounts.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	8	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

4.4.	If and to the extent that the Lessee was granted options in accordance with Appendix A and in case the Lessee realized each of the options in accordance with the provisions set forth in section 3.2 above, no later than 14 days prior to the commencement of the relevant Option Term within its meaning in Appendix A, the Lessee shall transfer to the Company, by way of wire transfer, an amount equal to the Rent and the management fees for the first three months during the Option Term, as stated in Appendix A. Rent during the Option Term will be paid by way of a wire transfer in quarterly payments and the provisions set forth in this subsection above with respect to the settling of accounts in respect of the linkage differentials shall apply, mutatis mutandis.

4.5.	Notwithstanding the said in this section above it is hereby agreed that the Company shall be entitled to notify the Lessee, at its sole discretion, regarding a change in the collection method of the Rent and the management fees by way of authorization to debit the Lessee’s bank account. The said authorization to debit the account shall debit the bank account of the Lessee by the quarterly Rent and shall credit the bank account of the Company for the same amount, as of the first quarter after delivery of the Company’s notice as of the first day of each quarter during the Term of Lease and the Option Terms, if and to the extent that the Lessee was granted Options in accordance with the provisions set forth in Appendix A. The authorization to debit the account shall be in the form hereby enclosed as Appendix C of this Agreement, subject to the modifications that are required by the bank that will operate in accordance with the authorization to debit and that shall not affect the substance of the undertakings of the Lessee in accordance with the authorization to debit and in accordance with the provisions set forth in this section. It is hereby clarified that as long as this Agreement is not terminated for any reason, the Lessee shall not be entitled, without obtaining the written approval of the Company, to amend or cancel the authorization to debit. By signing this Agreement and Appendix C thereof the Lessee declares and affirms that it agrees that the Company shall be entitled to deliver notice regarding a change in the collection method as aforesaid at any time, and that upon receiving the notice of the Company regarding the change in the collection method the Lessee will act promptly and shall submit the authorization to debit in accordance with the form enclosed as Appendix C. Upon receiving the bank’s approval regarding receipt of the authorization to debit, the checks that the Lessee deposited with the Company in accordance with section 4.3 above and that were not yet redeemed by the Company in accordance with the provisions set forth in this Agreement shall be returned to the Lessee. For the avoidance of doubt, the provisions set forth in section 4.3 regarding the settling of accounts in respect of the linkage differentials shall continue to apply. For the avoidance of doubt, it is further clarified that under no circumstances the delivery of the authorization to debit and/or any demand made in connection therewith shall not be deemed as payment however solely after the full and timely payment of all payments of the Rent.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	9	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

4.6.	Each payment made by the Lessee to the Company shall be first credited to the management fees as stated in section 17.2 hereunder, and afterwards to the Rent in accordance with the provisions set forth in this section above, and the balance shall be credited to payments for electricity and water as stated in section 14 hereunder. In case the Lessee owes to the Company any amounts in respect of interest and/or linkage differentials in accordance with the provisions set forth in this Agreement, each payment that is made by the Lessee as aforesaid shall be first allocated for interest, afterwards for linkage differentials and afterwards to the other payments as stated above.

4.7.	The Lessee confirms that it is aware that the Project is charged in favor of First International Bank of Israel Ltd. and therefore it will act in accordance with the provisions set forth in Appendix A2.

5.	Securities

5.1.	In 7 business days as of the date of signing this Agreement the Lessee will deposit with the Company an autonomous guarantee linked to the consumer price index in an amount equal to the Rent and the management fees in respect of 4 (four) months of lease during the Term of Lease and in addition to statutory VAT (hereinafter: “the Guarantee”) in the form enclosed as Appendix D of this Agreement. The Lessee shall take measures that the Guarantee will be in effect until 3 months after expiration of the Term of Lease.

5.2.	In case any of the Option Terms were realized in accordance with the provisions set forth in section 3 above, if and to the extent that the Lessee was granted options in accordance with Appendix A, the Lessee shall extend the Guarantee in such manner that it shall be in effect until 3 months as of expiration of the Option Term that was realized, and will furnish to the Company another autonomous bank guarantee, linked to the consumer price index, in an identical form to the form of Appendix D, and whose amount will be in the amount of the difference between the amount of the Rent and the management fees in respect of four months of lease during the Term of Lease and in addition to VAT, and the amount of the Rent and the management fees in respect of the four months of lease during the Option Term, as the case may be, and in addition to VAT (hereinafter: “Additional Guarantee”). The Lessee shall take measures to assure that this Guarantee shall be in effect until expiration of a period of 3 months of expiration of the Option Term.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	10	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

The Company shall be entitled, at its sole discretion as exercised periodically and subject to delivery of written notice to the Lessee 14 business days in advance during which the Lessee failed to cure the breach in accordance with the provisions set forth in this Agreement, to use the Guarantee and the Additional Guarantee and/or any part thereof in one-time in installments for the purpose of repaying any amount that the Lessee owes to the Company in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law and/or for the purpose of repaying the debts of the Lessee to the Management Company and/or Israel Electric Corp. and/or the municipality in case the Lessee failed to make these payments on time.

5.3.	Without derogating from the said in section 5.3 above, the Lessee shall not be entitled to instruct the Company to use the Guarantee and/or the Additional Guarantee and/or any part thereof for the purpose of making any payment of the payments that the Lessee owes in accordance with this Agreement.

6.	Use of the Leased Premises

6.1.	The Lessee will use the Leased Premises solely in accordance with the Purpose of Lease as stated in Appendix A of this Agreement. The use of the Leased Premises for any other or additional purpose shall constitute a fundamental breach of this Agreement. The Lessee declares that the purpose for which it leases the Leased Premises and as stated in Appendix A of this Agreement is for one of the following fields: biotech; medical devices; diagnostics; research and development in the field of life sciences.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	11	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

6.2.	The Lessee shall not perform any work on Saturdays and Jewish holidays unless this is necessary for the purpose of its activities.

7.	Permits

7.1.	The Lessee shall take measures and shall be responsible to obtain all permits, certificates and licenses that are required in accordance with the provisions set forth in any law and by the relevant authorities for the purpose of conducting its business and using the Leased Premises in accordance with the Purpose of Lease including, and without derogating from, a business license and to extend these licenses as required. The Lessee shall incur all costs and expenses associated with obtaining the permits, certificates and licenses as stated above and extension thereof.

7.2.	The Lessee declares that it is aware and it agrees that the Company shall not be responsible in any manner for obtaining any permits and/or certificates and/or licenses as aforesaid and/or extension thereof and the Lessee shall be solely and fully responsible in connection therewith. The Company shall cooperate with the Lessee and shall not delay the issuance of any certificate and/or signature that are necessary for the purpose of obtaining any certificate and/or license and/or permit as aforesaid.

7.3.	If, for any reason, the Lessee failed to obtain any of the permits and/or certificates and/or licenses that are required for the purpose of conducting its business and/or for the purpose of using the Leased Premises in accordance with the Purpose of Lease, this shall not exempt the Lessee from paying the Rent, management fees and fulfilling all its other undertakings until expiration of the Term of Lease in accordance with this Agreement and the expiration of the Option Terms, if and to the extent that Option Terms were granted to the Lessee in accordance with Appendix A and if and to the extent that the Options are realized.

7.4.	The Lessee declares and confirms that it is aware that the Project was granted the approval of an investments plan in accordance with the provisions set forth in the Encouragement of Capital Investments Law 5719-1959 in the form hereby enclosed as Appendix F of this Agreement and the Lessee hereby undertakes to fulfill all the requirements and conduct in accordance with all the limitations that are imposed for the purpose of this matter in the letter of approval.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	12	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

7.5.	Without derogating from the other provisions set forth in this Agreement, breach of any of the undertakings of the Lessee in accordance with this section shall constitute a fundamental breach of this Agreement.

8.	Making the Leased Premises compliant with the Lessee’s requirements

8.1.	The Lessee confirms that it inspected the Leased Premises and plans thereof and that it was afforded the opportunity to inspect independently the Leased Premises, including their physical and statutory condition, their plans and the permitted uses therein in accordance with the provisions set forth in any law and that based on the inspections that the Lessee conducted independently as aforesaid the Lessee declares and confirms that it found the Leased Premises compliant with the Purpose of Lease and its requirements and specifications.

8.2.	The Lessee declares and confirms that following its inspection of the Leased Premises it leases the Leased Premises in their condition “as-is” and subject to the performance of the adjustment works by the Company in accordance with the provisions set forth in this Agreement and that it does not and will not raise any claims and/or demands and/or suits against the Company in connection with the Leased Premises and compliance thereof subject to the correctness of the declarations of the Company and except for a latent defect and/or failure that cannot be detected in a reasonable inspection on the delivery of possession date.

8.3.	The Lessee confirms that subject to the correctness of all the declarations of the Company and subject to the performance of the adjustment works by the Company the Leased Premises have no lack of conformity within its meaning in the Hire and Loan Law 5731-1971 and the Lessee waives any claim, demand or suit in connection with defects and/or lack of conformity in the Leased Premises, except for defects and/or lack of conformity that the Lessee could not have reasonably detected prior to commencement of the Term of Lease.

8.4.	Without derogating from the provisions set forth in this section above, the Lessee confirms that it inspected the Urban Building Plans (UBP), permitted uses thereof and the requirements and the costs in connection with any permit, license or certificate regarding the use of the Leased Premises in accordance with the Purpose of Lease.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	13	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

9.	Alterations in the Leased Premises by the Lessee

9.1.	With the exception of the Lessee’s works that are performed by the Lessee in accordance with the provisions set forth in Appendix A, Appendix B-3 and Appendix I, the Lessee shall not be entitled to perform in the Leased Premises any alteration and/or addition and/or any other work that alters the appearance and/or the condition of the Leased Premises and/or its interior design and/or install in the Leased Premises and/or in the Building any equipment without obtaining the prior and written approval of the Company when the Company shall withhold approval for reasonable considerations. Any alteration and/or addition and/or any work of any kind in the shell of the Building and/or in electromechanical systems shall require the joint approval of the Company and the Client and shall be performed solely by the Management Company. Any alteration and/or addition and/or work as aforesaid shall be performed by the Management Company at the expense of the Lessee and in accordance with the conditions set forth by the Management Company and the Lessee shall incur any reasonable expense or cost associated therewith, including the costs of issuance of permits and subject to delivery of proof. For the avoidance of doubt it is clarified that the said also applies to the Common Areas, the Public Areas and any other part of the Building and grounds thereof.

9.2.	The Lessee shall be entitled to install equipment that it purchased and that is used as part of the research and/or the specific activity that is performed by the Lessee (hereinafter: “Designated Equipment”) and whose installation requires expertise that the Company and/or the Management Company do not possess, not by the Management Company and provided that the installation shall not affect the routine activities in the Building and the activities of other lessees therein and shall be performed by a skilled professional in the required field and will be performed after the Company delivered its written approval in one week at the most, unless, under the circumstances of the case, a longer period of time is required, at the sole and absolute discretion of the Company with respect to the manner of installation, including the location of the Designated Equipment and any means of anchoring, strengthening and connection to the Building and systems thereof and the placement and connection plans.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	14	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

The works that will be performed in accordance with subsection 9.3 will be performed under the supervision of the Management Company at the expense of the Lessee, in accordance with the conditions that will be agreed between the Management Company and the Lessee and the Lessee shall also incur any cost or expense associated therewith, including the costs in connection with the issuance of permits. Notwithstanding the said, it is agreed that the Lessee shall not be required to incur payment to the Management Company in respect of supervision costs, to the extent that the employees of the Company provide the said supervision, without derogating from the obligation of the Lessee to incur any expense associated with obtaining such permit as aforesaid.

9.3.	For the avoidance of doubt it is agreed that any alteration and/or addition that were performed by the Management Company in the Leased Premises, whether or not following the request of the Lessee, shall be the exclusive property of the Company without any consideration paid by the Company and their performance shall not derogate from the obligation of the Lessee to pay to the Company payments in accordance with this Agreement, including Rent, management fees and any other payment. Upon expiration of the Term of Lease any addition and/or alteration that were performed in the Leased Premises as stated above shall be left in the Leased Premises.

9.4.	The Company shall be entitled to remove or demolish any alteration and/or addition that were performed by the Lessee not in accordance with the provisions set forth in this section or restore the Leased Premises to their previous condition and the Lessee shall incur any expense caused to the Company in connection therewith, subject to delivery of a 14 days’ prior and written notice to the Lessee during which the Lessee failed to cure the breach, except for circumstances in which the removal of the alteration and/or the addition is required immediately and in such circumstances the Lessee shall receive shorter notice according to the circumstances of the case. In addition to the foregoing, the Lessee shall be held liable for any damage caused to any person or property, including to the Leased Premises and the Building in connection with the performance of the works, and the Company shall not be responsible for any damage as aforesaid. The Lessee shall indemnify the Company promptly upon receiving its demand in respect of any damage, expense, loss, cost or impecuniousness caused to the Company in connection with the performance of the works as stated above and anything associated therewith.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	15	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

9.5.	In case the Lessee performs works in the Leased Premises, the Lessee shall take out contractor insurance for the works including dwelling insurance, insurance for the works, third party liability insurance and employers’ liability insurance, when the Lessee, the Company, the Management Company, the Client and any contractor that performs the works shall be insured in the policy under cross-liability and the insurance company shall waive the right of subrogation towards the Company, the Management Company, the Client and anyone acting on their behalf. The Lessee shall deliver to the Company a certificate lawfully signed by its insurance company confirming that the proper insurances were taken out, in the form enclosed as Appendix H(1) of this Agreement prior to the start of the works on behalf of the Lessee and as a condition for their performance.

9.6.	In any event in which the Lessee wishes to perform works in the Leased Premises (hereinafter: “Lessee’s Works”) the following provisions shall apply, in addition to the provisions set forth above:

9.6.1.	The Works will be performed only after and subject to their prior and written approval of the Company, according to the adjustment plans that will be approved by the Company. In the event that in accordance with the provisions set forth in this Agreement this is necessary, the performance of the Works shall also require the prior and written approval of the Client.

9.6.2.	The performance of the Works shall not derogate from the obligation of the Lessee to pay payments to the Company in accordance with this Agreement, including Rent, management fees and any other payment applicable to the Lessee in accordance with the provisions set forth in this Agreement and subject to the grace period as stated in Appendix A of this Agreement.

9.6.3.	Works shall be performed at the expense of the Lessee and as decided in advance by the Company and the Lessee shall incur any expense or cost associated therewith, including the costs in connection with the issuance of permits.

9.6.4.	The Lessee shall take out contractor insurance that includes dwelling insurance, insurance for the Works, third party liability insurance and employers’ liability insurance, when the Lessee, the Company and any contractor that performs the Works shall be insured under the policy and the policy will include a cross-liability clause, and the insurance company will waive the right of subrogation towards the Company and anyone acting on its behalf. The Lessee shall deliver to the Company a certificate lawfully signed by its insurance company and confirming that the proper insurances were taken out and in the form enclosed as Appendix H(1) of this Agreement, prior to the start of the Works on its behalf and as a condition for their performance.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	16	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

9.6.5.	The Lessee shall keep the Leased Premises clean and shall avoid littering the exterior parts of the Leased Premises and the Common Areas and the Public Areas that the Lessee uses and shall maintain them clean during the entire period of performance of the Works in accordance with this section above and the provisions set forth in section 17 shall apply to the said, mutatis mutandis.

10.	Protecting the Leased Premises

10.1.	The Lessee shall not be entitled to use the walls of the Leased Premises or the Building or the ceilings and the roof of the Leased Premises or the Building or the other components of the Leased Premises or the Building for the purpose of connecting or loading devices or items of any kind not in accordance with the plans of the adjustment works of the Lessee however solely upon obtaining the written approval of the Company. For the avoidance of doubt, the installation of shelves in the Leased Premises in a reasonable and customary manner shall not require the approval of the Company.

10.2.	The Lessee shall not bring to the Leased Premises equipment that might cause damage to the Leased Premises and shall not load on the floor of the Leased Premises more than its designated load, that is to say, 750kg per 1sqm.

10.3.	The Lessee may not make any use of the exterior walls and roofs in the Building without obtaining the prior and written approval of the Company.

10.4.	It is clarified that the Lessee may use the Leased Premises in a fair and reasonable manner and solely in accordance with the Purpose of Lease.

11.	Signage and mailboxes

11.1.	The Lessee hereby agrees that the Management Company shall have sole discretion with respect to signage and/or marking of the Building and/or the common property including the placement, hanging, laying, positioning or any other form of signage and marking and any change thereof. The aforesaid shall apply, mutatis mutandis, also with respect to the placement or installation of mailboxes. The Company shall incur all expenses in connection with customary directional signage in the lobby of the Building. The Lessee shall incur all the expenses in connection with additional signage as approved by the Management Company and at the discretion of the Management Company.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	17	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

11.2.	For the avoidance of doubt it is clarified that the Lessee shall not install any signs and/or ads and/or addresses and/or any other means of advertisement in any part of the Building and the parking lot or outside these areas and in the vicinity of these areas without obtaining the approval of the Company and/or the Client.

11.3.	The Company shall be entitled to remove any sign that is installed in violation of the provisions set forth in this section at the expense of the Lessee.

12.	Public Areas and Common Areas

12.1.	The Lessee shall not be entitled to make any use of sidewalks, roads and any other Public Area outside the Leased Premises, within its meaning above, however solely in accordance with the purpose of these Public Areas.

12.2.	The Lessee hereby undertakes not to disturb in any manner the activities of the Company and/or related companies thereof and/or other lessees of the Company in the Common Areas and in the Public Areas. The Lessee undertakes not to cause any damage to the Common Areas and the Public Areas due to its activities therein and shall take measures that the said use shall not affect their integrity and/or cleanliness.

12.3.	It is hereby agreed that in respect of the use of the Lessee in the Common Areas as aforesaid part of the Common Areas shall be deemed as an occupied land by the Lessee and for which the Lessee shall be obligated to pay municipal taxes. The parties agree that the amount charged in respect of this area, if applicable, shall be limited up to NIS 750 per month.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	18	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

13.	Prevention of nuisances

13.1.	The Lessee shall avoid causing any nuisance including, and without derogating from the generality of the aforesaid, the Lessee undertakes not to cause any noise, odors and vibrations that might disturb the lessees that are adjacent to the Leased Premises and take measures to dispose waste, as stated in section 17.1 hereunder.

13.2.	In the event of breach of the provisions set forth in section 13.1 above, in addition to any other right the Company may exercise in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Company shall be entitled to conduct any inspection, measurement, repair or any other work that the Company deems fit for the purpose of restoring the Leased Premises to their previous condition or eliminate the nuisance, including activities in the Leased Premises, subject to delivery of prior notice to the Lessee to the extent possible and as the case may be. The Lessee shall incur all expenses that the Company will pay in connection therewith.

13.3.	The Lessee hereby undertakes to return to the Company, immediately upon receiving its demand and based on an invoice that will be provided to the Lessee, any amount that the Company expended as stated above in addition to linkage and interest as stated in section 31 hereunder, as of the date of paying the said amounts and until their return by the Lessee.

13.4.	The bills of the Company regarding the amounts of these expenses shall constitute prima facie proof of their content and the Lessee undertakes to make the said payments immediately upon receiving first demand in connection therewith.

14.	Electricity and water

14.1.	The Lessee confirms that it is aware that electricity, energy and water to the Leased Premises shall be supplied by a central system to the Building where the Leased Premises are situated and that the Lessee shall pay to the Company each month for the consumption of water and electricity in the Building, according to its actual consumption, as measured by the Company.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	19	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

The Company shall take measures to connect the water line from the central water network in the Building and to the Leased Premises. The Lessee shall incur all install the water meter to the Leased Premises and shall incur all costs associated therewith. Notwithstanding the said, a temporary water meter shall be installed at the expense of the Company until a permanent water meter is installed in the Leased Premises at the expense of the Lessee. It is clarified that the Lessee shall pay for the consumption of water directly to the Company that will deliver to the Lessee each month bills for payment according to the said consumption as of the delivery of possession date.

In addition to the aforesaid, each month the Lessee will pay for the costs of water consumption in the gardens and in the Public Areas that will be divided among the lessees in the Building according to their relative part therein, directly to the Company that will deliver to the Lessee bills for payment according to the said consumption rate.

The Company shall take measures to split the electricity from the bulk and install an electricity line up to the shell of the Leased Premises and the installation of a temporary meter (until a permanent distribution board and electricity meter are installed by the Lessee and at its expense). The Lessee shall pay for the electricity consumption that will be measured according to time of use in low voltage rates directly to the Company that will deliver to the Lessee bills for payment according to the said consumption each month.

14.2.	The Lessee declares that failure to supply electricity and/or water to the Leased Premises shall not derogate from its liabilities in accordance with this Agreement if the reason for this failure is not contingent on the Company.

14.3.	The Company and/or the Management Company and/or the Client shall not be held liable for any damages and/or losses and/or expenses, whether directly or indirectly, if caused to the Lessee as a result of shutdown and/or disruption of the electricity to the Building and/or the Leased Premises including, however not limited to, any designated equipment and instruments and/or electrical instruments in the Leased Premises and/or materials that are stored in the Leased Premises unless these were caused as a result of an act or omission of the Company. The said in this section shall also apply to any disruption and/or shutdown in the supply of electricity from the emergency generator in the Building.

14.4.	In any event of a malfunction in the electricity system or the water system in the Leased Premises the Company undertakes to take immediate and prompt action both with Israel Electric Corp. and the water company for the purpose of repairing the malfunction.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	20	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

15.	Repairs in the Building and the Leased Premises

15.1.	The parties agree that the Company shall be responsible to repair at its expense only damages that are caused to the exterior walls of the Leased Premises and/or to the windows of the Building and/or systems thereof (including leaks and water, electricity, sewage, air conditioning and energy and the like) that reach the Leased Premises or pass through the Leased Premises (and their interior walls) and that were not installed by the Lessee and/or anyone acting on its behalf and to the roof of the Building however except for the damages specified in section 16 and except for damage that was caused to the system due to an act and/or omission of the Lessee and/or anyone acting on its behalf. The Lessee shall notify the Company regarding any damage as aforesaid and the Company shall repair the damage in 7 days as of the date of receiving the Lessee’s notice, unless the damage requires urgent and immediate repair (such as flooding and the like) and in such circumstances the damage will be repaired without delay. In case the Company did not repair the damage, the Lessee shall be entitled to repair the damage by itself. The Company will return to the Lessee the costs of the repair no later than 14 days as of the date of delivery of the invoice regarding the repair to the Company.

15.2.	All other parts of the Leased Premises that were not specified in subsection 15.1 above shall be repaired and maintained at the expense of the Company until the delivery of possession date and as of the delivery of possession of the Leased Premises to the Lessee the Lessee shall be responsible and shall incur all expenses in connection with any damage to the Leased Premises and parts thereof and any repair made therein.

15.3.	The repairs in accordance with the provisions set forth in this section above and for which the Company is responsible shall be performed exclusively by the Management Company and following advance coordination with the Lessee, to the extent that the said repairs are in the shell and/or the utility systems of the Leased Premises. In any event the performance of the repairs and/or maintenance works of the Leased Premises in accordance with this section are under the responsibility of the Lessee, these repairs shall be performed by the Lessee and to the extent that the repairs in the Leased Premises are under the responsibility of the Lessee and might disrupt and/or disturb and/or harm the Building including utilities and systems thereof, the Lessee shall be obligated to obtain the prior and written approval of the Management Company.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	21	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

15.4.	The Management Company shall make the necessary repairs within a reasonable time as stated in subsections 15.1 and 15.2 above whether the Company is responsible for the said repair and whether the Lessee is responsible for the said repair.

15.5.	The Lessee shall notify the Company regarding any damage caused to the parts of the Leased Premises as stated in subsection 15.1 above in 7 days as of the date the said damages were discovered unless circumstances require shorter notice. In case the Lessee did not deliver notice as aforesaid, the Lessee shall incur any additional expense that will be caused to the Company due to failure to deliver notice to the Company on time. In addition to the said, the Lessee undertakes to deliver notice to the Company in 7 days unless the circumstances of the case require delivery of shorter notice regarding any damage caused to the Leased Premises or any part thereof and that is not specified in subsection 15.1 above whether caused by the Lessee and whether caused by any other entity.

16.	Liability for damages

16.1.	The Lessee undertakes to make reasonable use of the Leased Premises and cause that during the entire Term of Lease the Leased Premises and all facilities thereof are in working order and avoid causing damage and/or breakdown to the Leased Premises, the Building and/or any of its facilities and avoid destroying and/or littering any part of the Leased Premises and the Building subject to reasonable wear.

16.2.	The Lessee shall be held fully and exclusively liable for any injury and/or damage to property and/or any loss and/or damage and/or expense caused to the Leased Premises and/or the Company and/or anyone acting on its behalf and/or in its name and/or to the employees of the Lessee and/or to any third party in connection with the use of the Leased Premises by the Lessee and/or in connection with the businesses and activities of the Lessee. The Company shall not be responsible and/or held liable for any damage and/or loss and/or expense as aforesaid.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	22	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

16.3.	Without derogating from the generality of the aforesaid, the Lessee shall indemnify and compensate the Company fully and immediately for any damage and/or loss and/or other expenses caused to the Company and for which the Lessee is responsible in accordance with the provisions set forth above. Payment of indemnify is conditional on the delivery of written notice by the Company regarding the proceedings against the Lessee and after the Lessee was afforded the opportunity to defend against the claims raised in the said proceedings. It is agreed that the Company shall not be entitled to settle in any suit and/or reach any arrangement with a third party without obtaining the prior and written approval of the Lessee. To the extent that the indemnity and/or the compensation are paid in respect of a suit that was brought against the Company and/or the Client, the provisions set forth in this section shall apply subject to delivery of a peremptory judgment in the suit.

17.	Cleaning

17.1.	The Lessee undertakes to maintain the Leased Premises in working order and subject to reasonable wear, keep the Leased Premises clean in accordance with the provisions set forth in the business license issued for the Lessee for the business the Lessee conducts in the Leased Premises. In addition, the Lessee undertakes that it and anyone acting on its behalf in the Leased Premises shall avoid littering the exterior parts of the Leased Premises and the Public Areas and the Common Areas that the Lessee uses and will take measures to clean them in any event they are littered as a result of the activities of the Lessee. Without derogating from the generality of the aforesaid in this paragraph, the Lessee undertakes to cause that all the waste produced by the Lessee, its invitees and anyone acting on its behalf in the Leased Premises or grounds thereof shall be disposed regularly and frequently to waste disposal sites in the Building and grounds thereof and in accordance with the instructions set forth by the Company as delivered periodically. The aforesaid shall not derogate from any of the undertakings of the Management Company in the Management Agreement.

17.2.	Without derogating from the generality of the aforesaid, the Lessee shall be solely responsible for handling and disposing hazardous and toxic waste from the Leased Premises, including its transportation and disposal in designated sites and in accordance with the provisions set forth in any law.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	23	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

18.	Management and maintenance fees for the Public Areas and the Common Areas

18.1.	At the time of signing this Agreement the Lessee shall sign the Management Agreement with the Company or another company at the discretion of the Company and any company that is appointed by the Company instead of the Company (hereinafter: “Management Company” and “Management Agreement”). A correct copy of the Management Agreement is hereby enclosed with this Agreement as an integral part thereof and marked as Appendix G.

18.2.	The Lessee undertakes to act, operate and use the Leased Premises and the Building in such manner that will comply with all the provisions set forth in the Management Agreement. The Lessee undertakes to handle and settle any matter referred to it by the Management Company in accordance with its authorities as stated in the Management Agreement. The Lessee shall indemnify the Company for any damage and/or expense caused to the Company as a result of failure to perform the Management Agreement on the condition that the Company delivered to the Lessee the suit shortly after the Company received it and after the Lessee was afforded the opportunity to defend against the suit. Breach of the Management Agreement by the Lessee shall also be deemed as breach of this Agreement. To the extent that the indemnity and/or the compensation are paid in respect of a claim that was filed against the Management Company, the provisions set forth in this section shall apply subject to delivery of a peremptory judgment in the suit.

18.3.	The Lessee undertakes to observe and uphold all the provisions set forth in the Management Agreement during the entire Term of Lease. It is agreed that the Lessee shall be obligated to pay the management fees as stated in Appendix A hereby enclosed with this Agreement. It is further agreed that the management fees are in accordance with the provisions set forth in Appendix A of the Agreement.

18.4.	Linkage differentials shall be added to the management fees principal when the basic index shall be the index known at the time of signing this Agreement and the new index shall be the index known on the date of making each payment. Notwithstanding the aforesaid, it is hereby clarified that in any event the linkage shall not fall below the base index even if the new index decreased compared to the base index; the management fees principal in addition to the linkage differentials and VAT shall be referred hereinafter: “Management Fees.”

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	24	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

18.5.	The Lessee shall pay the Management Fees once a quarter until the first day of the said quarter. In order to facilitate collection of the Management Fees, the Lessee shall deliver to the Company postdated, payable checks for payment of the Management Fees each quarter, as stated in section 4.3 above, and the entire provisions set forth in section 4.3 shall apply thereto, mutatis mutandis, including with respect to the settling of accounts in respect of linkage differentials and collection in the event of realizing any of the Option Terms in accordance with the provisions set forth in this Agreement if and to the extent that the Lessee was granted options in accordance with Appendix A.

18.6.	The Lessee declares that it is aware that due to the unique nature of the Building and the uses that are made and/or that will be made in the Building different instructions and restrictions will be set and will apply to the different leased premises and the Building and the possessors and users thereof, provided that the said instructions and restrictions are reasonable and shall not affect the business conducted by the Lessee in the Leased Premises and shall not impose additional monetary obligations or additional obligations on the Lessee in addition to the ones imposed on the Lessee in this Agreement. The instructions and the restrictions shall be detailed in the Management Agreement and the instructions of the Management Company as periodically updated.

19.	Parking lot

19.1.	The Company shall operate a parking lot in the Building that will operate during all days of the year and during all hours of the day, except for Saturdays, and Jewish holidays and that will be used solely for the parking of cars and not for any other purpose.

19.2.	The Lessee shall be entitled to use a number of parking spaces in the parking lot and for the price as stated in Appendix A of this Agreement.

19.3.	The Lessee shall use the parking lot solely for the purpose of parking cars and not for any other purpose whether or not for payment, including, however not limited to, placing machines, signs and/or advertisements, operating a car wash etc.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	25	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

19.4.	The Lessee declares that it is aware that the parking lot that the Company will operate in accordance with this section 19 shall be an open parking lot and the Company and/or the Management Company shall not provide any guarding services therein. Therefore, it is hereby agreed that the Company and the Client shall not be responsible for any damage and/or loss and/or expense caused to the Lessee and/or anyone acting on its behalf in connection with the use of the parking lot including, and without derogating from the generality of the aforesaid, in the event of theft, break-in, damage to property and any other damage and the Lessee waives in advance any claim and/or demand and/or suit against the Company and the Client in connection therewith.

20.	Insurance

In 14 days as of the date of signing this Agreement the parties will amend, to the extent that this is necessary, the insurance clauses and the Insurance Appendixes (Appendix H-1 and Appendix H-2) in this Agreement as stated hereinabove and hereunder.

Prior to the commencement date of the adjustment works in the Leased Premises and during the entire period of performance of the works as aforesaid (hereinafter: “Period of the Works”) the Lessee undertakes to take out and maintain the insurances and the other conditions set forth in sections 20.1-20.6 hereunder.

As of expiration of the Period of the Works – before the date of delivery of possession in the Leased Premises or before bringing any property to the Leased Premises (except for property that is used for the purpose of performing the adjustment works in the Leased Premises and that is insured under section 20.1 hereunder) – whichever is earlier – and for the entire Term of Lease, the Lessee undertakes to take out and maintain the insurances and fulfill the other conditions set forth in sections 20.7-20.17. The Lessee shall be responsible to take out the necessary insurances during the Term of Lease.

Lessee’s insurances for the Period of Works

20.1.	In respect of the adjustment works performed by the Lessee, the Lessee undertakes to take out and maintain at its expense and during the entire Period of the Works a contractor insurance policy (hereinafter: “Works Insurance”). The Lessee shall take out the Works Insurance in its name and in the name of other contractors and/or subcontractors on its behalf and in the name of the Company and the said insurance will include the following insurance chapters:

A.	The insurance of the works themselves including materials and any property and/or equipment and/or facilities that are used for the purpose of performing the works in full value. this chapter will include waiver of the right of subrogation towards the Company and/or the Management Company and/or anyone acting on their behalf and towards other lessees and/or tenants in the complex whose property insurances and/or their works insurance (chapter A) of the other lessees and/or tenants in the complex there is a corresponding waiver of the right of subrogation in favor of the Lessee and provided that the said waiver of the right of subrogation shall not apply to any person who causes malicious damage.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	26	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

B.	Third party liability insurance providing insurance coverage for the liability of the insured by law in respect of damage and/or injury that might be caused to the body and/or the property of any person and/or entity due to the performance of the works in a liability limit of $1,000,000 per event, cumulatively for the insurance term. This chapter will be extended to cover claims of subrogation on behalf of the National Insurance Institute.

C.	Employers’ liability insurance providing insurance coverage for the liability of the insureds in accordance with the provisions set forth in the Civil Wrong Ordinance [New Version] and/or the Liability for Defective Products Law, 5740-1980 towards anyone employed in the performance of the works in a liability limit of $5,000,000 per claimant, per event and cumulatively for the insurance term.

20.2.	The Works Insurance shall supersede any insurance taken out by the Company and/or the Management Company. The Works Insurance shall also include a section stipulating that the insurers waive any claim and/or demand in connection with the participation of the insurances of the Company and/or the Management Company.

20.3.	In addition, the Works Insurance will include a section stipulating that the insurers confirm that the Works Insurance will not be canceled during the insurance term however solely by delivery of a written notice in registered mail to the Company and the Management Company at least 30 days in advance.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	27	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

20.4.	The Lessee undertakes, without receiving any demand from the Company, to provide to the Company prior to start of performance of the Works, and as a prerequisite for the performance of the works, a certificate of insurance in respect of the Works Insurance, according to the form hereby enclosed as Appendix H-1 of this Agreement and constituting an integral part thereof, signed by its insurers. However, it is clarified that taking out the Works Insurance and/or the right of inspection granted to the Company and/or the Management Company with respect to the certificate of insurance shall not derogate from the liability of the Lessee and/or its undertakings in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

20.5.	The Lessee declares that it is aware that furnishing the certificate of insurance as aforesaid is a prerequisite for the performance of the works and/or for entry of any property to the Leased Premises for the purpose of performing the works.

20.6.	The Lessee exempts the Company and/or the Management Company and/or the Client and anyone acting on their behalf and the other lessees and/or tenants in the complex whose lease agreements or any other agreements granting them rights in the complex include a corresponding exemption in favor of the Lessee from liability for any loss and/or damage for which the Lessee is entitled to indemnity in accordance with the insurance, as stated in section 20.1(a) above (or for which the Lessee was entitled to indemnity if it had not been for the deductible amount specified in the policy) and the Lessee shall raise no claims and/or demands and/or suits in connection therewith in respect of such loss and/or damage as aforesaid (subject to the corresponding exemption in the insurance of the other leases and/or tenants). However, the said exemption shall not apply to any person who causes malicious damage.

Lessee’s insurances during the Term of Lease

20.7.	Without derogating from the liability of the Lessee in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Lessee undertakes to take out and maintain at its expense and during the entire Term of Lease the following insurances (hereinafter: “Lessee’s Insurances”):

A.	“Extended fire” insurance providing full coverage for the content of the Leased Premises including any property and/or equipment serving the Leased Premises and that is owned and/or under the responsibility of the Lessee and that is located outside the Leased Premises and any alteration and/or addition to the Leased Premises that were performed and/or that will be performed by the Lessee and/or for the Lessee (not by the Company and/or the Management Company and/or anyone acting on their behalf) in full value against the customary risks in “extended fire” insurance including fire, lighting, smoke, explosion, earthquake, storm, tempest, flood, water damages, impact by an aircraft, collision, break-in, burglary, disorderly conduct, strikes and malicious damage (hereinafter: “Extended Fire Insurance Risks”).

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	28	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

Notwithstanding the aforesaid, it is agreed that the Lessee shall be entitled not to take out extended fire insurance providing insurance coverage for the full content of the Leased Premises to the Leased Premises as stated above, in whole or in part, however the said exemption as stated in section 20.15 hereunder shall apply as if the insurance was fully arranged. The insurance will include waiver of the right of subrogation towards the Company and/or the Management Company and/or anyone acting on their behalf and towards the other lessees and/or tenants in the complex whose property insurances in the complex including a corresponding clause regarding waiver of the right of subrogation towards the Lessee and provided that the waiver of the right of subrogation as aforesaid shall not apply to any person who caused malicious damage.

B.	Third party liability insurance providing insurance coverage for the liability of the Lessee by law for any injury and/or damage that might be caused to the body and/or property of a person and/or any entity in liability limit per event and cumulatively for an annual insurance term as stated in Appendix H-2. The insurance will not include any limitation regarding liability arising out of fire, explosion, panic, hoisting, loading and unloading apparatuses, defective sanitary fixtures, poisoning, anything harmful in foods and beverages, disorderly conduct, strikes, malicious damage, liability in respect of and towards contractors, subcontractors and their workers and claims of subrogation by the National Insurance Institute. The insurance will be extended to indemnify the Company and/or the Management Company in respect of liability that might be imposed on any thereof due to the acts and/or omissions of the Lessee and/or anyone acting on its behalf subject to a cross-liability clause.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	29	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

C.	Employers’ liability insurance providing coverage for the liability of the Lessee towards its employees in accordance with the Civil Wrong Ordinance [New Version] and/or the Liability for Defective Products Law, 5740-1980 in respect of an injury and/or occupational disease that might be caused to any thereof in the course of and following their work, in a liability limit of $5,000,000 per claimant, per event and cumulatively for an annual insurance term. The insurance will be extended to indemnify the Company and/or the Management Company in case it is stated, regarding the occurrence of any occupational accident and/or an occupational disease, that any of them is held liable towards any of the Lessee’s employees.

D.	Consequential loss insurance for the Lessee providing coverage for loss of gross earnings of the Lessee (except for loss of Rent and/or Management Fees and/or parking fees) due to loss and/or damage to the content of the Leased Premises and/or the Leased Premises and/or the complex due to extended fire risks, for an indemnity period of 12 months. The insurance will include waiver of the right of subrogation towards the Company and/or the Management Company and/or anyone acting on their behalf and towards the other lessees and/or tenants in the complex whose consequential loss insurances of the said tenants and/or lessees in the complex there is a corresponding clause regarding waiver of the right of subrogation towards the Lessee, provided that the waiver of the right of subrogation as aforesaid shall not apply to any person who causes malicious damage.

Notwithstanding the said, it is agreed that the Lessee shall be entitled not to take out consequential loss insurance as stated above, in whole or in part, however the exemption as stated in section 20.15 hereunder shall apply as if the insurance was fully arranged.

20.8.	The Lessee’s insurances shall precede any insurance that is taken out by the Company and/or the Management Company except for insurances that the Company and/or the Management Company are obligated to take out in accordance with the provisions set forth in this Agreement. In addition, the Lessee’s insurances will include a clause stating that the insurers waive any claim and/or demand regarding participation in the insurances of the Company and/or the Management Company.

20.9.	The Lessee undertakes to observe all the conditions set forth in the insurance policies taken by the Lessee, make full and timely payment of the insurance premiums and assure that the Tenant’s insurances will be extended from time to time, as may be required, and will be in effect during the entire Term of Agreement.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	30	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

20.10.	The Lessee’s insurances will include a clause stating that the insurers confirm that the Lessee’s insurances will not be canceled during the insurance term however only by delivery of written notice at least 30 days in advance in registered mail to the Company and the Management Company.

20.11.	For the avoidance of doubt it is clarified that the liability limits that are required in sections 20.7(B) and 20.7(C) above are a minimal requirement imposed on the Lessee. The Lessee shall be precluded from raising any claim and/or demand towards the Company and/or the Management Company and/or the Client and/or anyone acting on their behalf in connection with the said liability limits.

20.12.	If the Lessee deems that it is necessary to take out additional and/or supplementary insurances in addition to the Lessee’s insurances, the Lessee undertakes to take out and maintain the additional and/or supplementary insurances as aforesaid.

20.13.	Prior to the date of delivery of possession in the Leased Premises or prior to the entry of any property to the Leased Premises (except for property that is insured as part of the Works Insurance) – whichever is earlier – and without receiving any demand from the Company and/or the Management Company in connection therewith, the Lessee undertakes to provide to the Company a certificate of insurance in respect of the Lessee’s insurances according to the form enclosed with this Agreement as Appendix H-2 and constituting an integral part thereof and signed by its insurers.

Until and no later than expiration of the insurance term, the Lessee shall deliver an updated certificate of insurance in respect of the extension of the Lessee’s insurances for an additional year and in each year thereafter and as long as this Agreement is in effect.

20.14.	The Lessee declares that it is aware that providing the certificate of insurance is a condition precedent for receiving possession in the Leased Premises and/or the entry of any property to the Leased Premises (except for property that is insured as part of the Works Insurance) and the Company shall be entitled to deny from the Lessee possession in the Leased Premises and/or the entry of property as aforesaid in the event that the certificate of insurance was not provided on time.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	31	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

In addition, the Lessee declares that it is aware that failure to deliver the certificate of insurance on time shall not derogate from its undertakings in accordance with this Agreement including any obligation to make payment and the Lessee undertakes to fulfill the undertakings set forth in this Agreement fully and timely even if possession in the Leased Premises and/or the entry of property to the Leased Premises was denied from it.

20.15.	The Lessee exempts the Company and/or the Management Company and/or the Client and anyone acting on their behalf and the other lessees and/or tenants in the complex whose lease agreements or any other agreement granting them rights in the complex include a corresponding exemption in favor of the Lessee from any liability for loss and/or damage for which it is entitled to indemnity in accordance with the insurance as stated in section 20.7(A) and 20.7(D) (or for which it was entitled to indemnity if it had not been for the deductible amount specified in the policy) and it shall not raise any claim and/or demand and/or suit against them in respect of such loss and/or damage as aforesaid. However, the said exemption shall not apply to any person who causes malicious damage.

20.16.	The Lessee undertakes to observe the reasonable safety procedures and guidelines that are published periodically by the Company and/or the Management Company.

For the avoidance of doubt it is clarified that the arrangement of the insurances of the Company by the Company and/or the Management Company shall not detract from the undertakings of the Lessee and/or its liability in accordance with the provisions set forth in any agreement and/or in accordance with the provisions set forth in any law.

21.	Entry to the Leased Premises

The employees of the Company, the Management Company, the Client and their agents are entitled to enter the Leased Premises at any time and accompanied with a representative on behalf of the Lessee and following coordination with the Lessee for the purpose of conducting an inspection or performing repairs and other works that they deem as necessary.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	32	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

22.	Transfer of rights

22.1.	Subject to the provisions set forth in Appendix A of this Agreement and the provisions set forth in section 27 of this Agreement hereunder, the Lessee shall not be entitled to transfer, assign or endorse to another all the rights or obligations imposed on the Lessee in accordance with this Agreement or any part thereof, however solely upon obtaining the prior and written approval of the Company and the Client, and any transfer, assignment or endorsement made without obtaining the approval of the Company and the Client as aforesaid shall be null and void. Without derogating from the generality of the aforesaid, the Lessee shall not be entitled to permit any other to use the Leased Premises or any part thereof.

22.2.	The Company shall be entitled to transfer its rights and obligations in accordance with this Agreement to another on the condition that the rights of the Lessee are protected. Without derogating from the generality of the aforesaid, it is agreed that in case the agreement that was signed between the Company and the Client is terminated for any reason, the entire rights and obligations of the Company in accordance with this Agreement shall be assigned to the Client and/or to any third party as instructed by the Client at its sole discretion and the Lessee shall raise no claim and/or demand and/or suit in connection therewith towards the Client and/or the Company.

23.	Repayment of debts and Lessee’s payments

23.1.	The Company shall be entitled, at its discretion, to pay in lieu of the Lessee any amount in connection with the Leased Premises and whose payment applies to the Lessee in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, including payments for the consumption of electricity and water, provided that the Company delivered notice to the Lessee regarding its intention to repay such an amount in lieu of the Lessee as aforesaid and the Lessee failed to make payment in 14 days as of the date of its notice.

23.2.	The Lessee shall return to the Company any amount that was paid by the Company as stated in section 23.1 above in 14 days as of the date of receiving a demand to that effect, in addition to interest and linkage as stated in section 30 hereunder, as of the date of payment by the Company and until the full payment is returned to the Company by the Lessee.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	33	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

23.3.	Without derogating from the provisions set forth in sections 23.1-23.2 above, the Lessee shall be entitled to pay instead of the Company, under the circumstances specified in section 15.1 of the Agreement, and in such circumstances as aforesaid the Company shall return to the Lessee the costs of the repair no later than 14 days as of the date of issuance of invoice by the Lessee.

24.	Taxes

24.1.	The Lessee shall incur all taxes, municipal taxes, fees and levies, whether governmental, municipal or other, and any other payment of any kind in connection with the management of the business of the Lessee or that apply to the Leased Premises or that will apply to the Lessee or the Leased Premises during the Term of Lease. The Lessee shall pay its relative part in respect of taxes that apply to the entire Building as a unit, including and without derogating from, municipal taxes for the Public Areas.

24.2.	The Company shall incur all governmental and municipal taxes, fees and levies applicable by law to the owners of buildings and that are imposed on the Leased Premises during the Term of Lease.

24.3.	The Lessee agrees that if the government or any other competent authority imposes taxes, fees or new levies applicable to the possessors of buildings, the Lessee shall pay the full amount of the fee, levy or tax as aforesaid. In case the government or any other entity imposes new taxes, fees or levies applicable to building owners, the Company shall incur the said payments.

24.4.	It is hereby agreed that payment of municipal taxes applicable to the Lessee in accordance with this section above in respect of the Leased Premises shall be paid by the Lessee directly to the municipality. The Lessee undertakes to be registered in the municipality as the possessor of the Leased Premises for the purpose of the aforesaid provisions and to deliver to the Company a certificate evidencing such registration as aforesaid no later than 30 days as of the actual delivery of possession date.

24.5.	Immediately upon receiving the demand of the Company, the Lessee shall provide to the Company all receipts and certificates evidencing that all the payments applicable to the Lessee were paid to any authority, person and legal entity as required in accordance with the provisions set forth in this section above and until that date.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	34	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

24.6.	The Lessee shall indemnify and compensate the Company in respect of any suit or demand that will be brought against the Company and/or the Client in connection with the payments that are under the responsibility of the Lessee in accordance with the provisions set forth in this section above, immediately upon receiving the demand of the Company and/or the Client, and provided that the Lessee was afforded a reasonable opportunity to defend as part of the said proceedings. To the extent that the indemnity and/or the compensation are for a suit that was brought against the Company and/or the Client; the provisions set forth in this section shall apply subject to issuance of a peremptory judgment in the suit.

The Lessee shall not be entitled to file with the municipality any application and/or objection and/or appeal for the reduction and/or exemption, in whole or in part, of municipal taxes payments applicable to the Leased Premises or any part thereof or that applies to the Leased Premises or any part thereof during the Term of Lease however solely upon obtaining the prior and written approval of the Company when the said approval shall be granted at the absolute and sole discretion of the Company. Notwithstanding the said, the Company hereby grants its prior approval regarding an exemption in respect of a property under renovation.

Breach of the provisions set forth in this section above shall constitute a fundamental breach of this Agreement.

Without derogating from the generality of the aforesaid and the reliefs that are granted to the Company in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, in case an application and/or an objection and/or an appeal were filed by the Lessee with the municipality as stated above without obtaining the prior and written approval of the Company, the Lessee shall return the amount that was reduced and/or the exemption credited in its favor to the Company no later than 14 days as of the date of the reduction and/or the exemption.

25.	Tenant Protection Law

25.1.	The parties declares that the Lessee did not pay to the Company key money in respect of the lease contemplated in this Agreement, whether directly or indirectly, and it is not a protected tenant in accordance with the provisions set forth in the Tenant Protection Law [Consolidated Version] 5732-1972 or any law superseding the same (hereinafter: “Tenant Protection Law”).

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	35	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

25.2.	In case the Lessee performs works in the Leased Premises at its expense these works shall not be deemed, under any circumstances, as pay of key money and the Lessee shall not be deemed as a protected tenants in accordance with the provisions set forth in the Tenant Protection Law.

26.	Vacating the Leased Premises

26.1.	The Lessee shall vacate the Leased Premises upon expiration of the Term of Lease or upon the expiration of each Option Term if and to the extent that these were granted to the Lessee in accordance with the provisions set forth in Appendix A and if and to the extent that they are realized in accordance with the provisions set forth in this Agreement, or upon termination of this Agreement for any reason, in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, and shall return the Leased Premises to the Company when the Leased Premises include fixtures attached permanently to the Leased Premises, however except for designated machines that are required for conducting the business of the Lessee. The Leased Premises shall be returned when they are ready for use, except for reasonable wear at the discretion of the Company. The Lessee shall return the Leased Premises to the Lessee together with the keys of their doors and openings.

26.2.	For the avoidance of doubt it is hereby clarified that the Lessee shall not be entitled to remove from the Leased Premises any part of the additions and alterations that are included in the adjustment works that the Company performed in the Leased Premises, if and to the extent that the Company performed the said works in accordance with the provisions set forth in Appendix A hereby enclosed with this Agreement, and such additions and alterations as aforesaid shall be the exclusive property of the Company.

26.3.	In addition, upon expiration of the Term of Lease or upon termination of the Agreement for any reason or upon the actual evacuation of the Leased Premises, whichever is later, the Lessee shall deliver to the Company certificates issued by the municipality stating that the Lessee has no debt in respect of taxes or fees to the municipality in connection with the Leased Premises, until expiration of the Term of Lease or each of the Option Terms, if and to the extent that the Lessee was granted Options in accordance with the provisions set forth in Appendix A, and if and to the extent that these Options are realized in accordance with the provisions set forth in this Agreement, or until the date of termination of the Agreement for any reason, or until the actual evacuation date, whichever is later, according to the customary form in the said authorities.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	36	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

26.4.	Without derogating from the said in section 27.1 hereunder, in case the Lessee fails to vacate the Leased Premises as stated in subsection 26.1 above, the Lessee shall pay to the Company pre-estimated liquidated damages (hereinafter: “Liquidated Damages”) for each day of delay in vacating the Leased Premises, in an amount that is equal to three times of the Rent applicable to the Leased Premises in respect of one day of lease in the last month of the last year of lease in addition to Management Fees. The Liquidated Damages shall be linked to the index and the Company shall calculate the linkage each month. The parties set this amount after a prudent and reasonable estimate as the amount of the damage caused to the Company in the event of a delay in vacating the Leased Premises by the Lessee.

26.5.	The Lessee shall pay to the Company the Liquidated Damages amount in addition to linkage differentials no later than 14 days as of the date of receiving the first demand of the Company to that effect. Payment of the Liquidated Damages shall not constitute approval or agreement for the delay in evacuation and shall not impair or derogate from any right, relief or remedy the Company may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, including its right to take action for the purpose of vacating the Leased Premises.

26.6.	For the avoidance of doubt, the obligations applicable to the Lessee as stated in this section shall also apply after expiration of the Term of Lease and the Option Terms, if and to the extent that the Lessee was granted Options in accordance with Appendix A, and if and to the extent that they are realized in accordance with the provisions set forth in this Agreement and until the actual evacuation of the Leased Premises.

26.7.	In case this Agreement expires or is terminated in accordance with its provisions and/or in accordance with the provisions set forth in any law and/or in case a peremptory judgment instructing the eviction of the Lessee from the Leased Premises is delivered, and the Lessee fails to vacate the Leased Premises forthwith, the Company shall be entitled to call for payment all the securities, including the guarantee that the Lessee provided to the Company as stated in section 5 above and that were not called for payment until the expiration or termination of the Lease Agreement, or until delivery of the judgment regarding eviction, for the purpose of collecting the Liquidated Damages and any adequate usage fees that are due to the Company in respect of the period as of the date of termination of the Agreement as aforesaid or the delivery of the judgment and until the actual evacuation of the Leased Premises.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	37	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

26.8.	The provisions set forth in this subsection shall not constitute waiver of any of the rights of the Company towards the Lessee in accordance with this Agreement or in accordance with the provisions set forth in any law, and shall not be deemed as a permit granted to the Lessee to use the Leased Premises after expiration or termination of the Lease Agreement or after the issuance of a judgment regarding eviction as aforesaid.

26.9.	The termination of this Agreement in accordance with the provisions set forth in section 27.1 hereunder shall not impair the undertakings of the Lessee in accordance with the provisions set forth in this section above.

26.10.	Without derogating from the said in this section above, and in addition to all the other reliefs and remedies that the Company may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, it is hereby agreed that upon expiration of the Term of Lease and/or in any event of expiration or termination of this Agreement, whichever is earlier, the Company shall be entitled to handle the Leased Premises or any part thereof as if it is their owner.

27.	Early evacuation initiated by the Lessee

27.1.	In case the Lessee vacated the Leased Premises following its initiative prior to the expiration date of this Agreement, the Lessee shall be obligated to pay the Rent for the entire Term of Lease. Notwithstanding the aforesaid it is agreed that the Lessee shall be entitled to terminate the Term of Lease at any time and provided that the Lessee provides to the Company a substitute lessee whose identity is approved by the Company and that the substitute lessee will engage with the Company in a lease agreement whose terms shall not fall below the terms set forth in this Agreement. The Company shall not be obligated to offer to the substitute lessee the same terms offered to the Lessee.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	38	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

28.	Termination of the Agreement

28.1.	The parties agree that one or more of the following events as specified hereunder shall be deemed as a fundamental breach of this Agreement and shall entitle the Company, inter alia, and without derogating from any other relief the Company may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, to terminate the Agreement upon delivery of written notice, as follows:

28.1.1.	In case a receivership order was issued against the Lessee and the order was not lifted in 45 days as of the date it was issued.

28.1.2.	In case an order for the liquidation of the Lessee was issued and the order was not lifted in 45 days as of the date it was issued or a resolution regarding voluntary liquidation of the Lessee was passed.

28.1.3.	In case a temporary or permanent receiver was appointed for the assets of the Lessee or a part thereof, and the appointment was not canceled in 14 days as of the date it was made.

28.1.4.	In case a motion for liquidation, a motion for the appointment of a trustee or a receiver or a motion for receivership was filed against the Lessee, or a temporary or permanent attachment was imposed on the assets of Lessee or a material part thereof, on the condition that the motion or the attachment was not canceled in 45 days as of the date they were filed or imposed.

28.2.	The termination shall be in effect as of the date a motion for a receivership order or a motion for liquidation or a motion for the enforcement of charges or the appointment of a receiver was filed against the Lessee.

28.3.	In addition to the said, and without derogating from any other relief and right the Company may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law, the Company shall be entitled to terminate this Agreement subject to delivery of a 14 days’ prior and written notice to the Lessee also upon the occurrence of each of the following cases:

28.3.1.	Failure to provide securities as stated in section 5 and subsection thereof and/or postdated checks as stated in section 4.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	39	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

28.3.2.	Failure to use the Leased Premises as stated in section 6, and failure to obtain the permits as stated in section 7.

28.3.3.	Transfer of the rights of the Lessee in the Leased Premises to another contrary to the provisions set forth in section 0 above.

28.3.4.	Failure to pay any payment the Lessee is obligated to pay to the Company in accordance with this Agreement.

28.3.5.	Creating a nuisance that might disrupt the lessees, areas and properties that are adjacent to the Leased Premises and/or the Company.

28.3.6.	Committing any act in violation of the provisions set forth in section 12 and/or 9 of this Agreement above.

28.3.7.	In any event the Lessee commits a fundamental breach of this Agreement.

28.4.	In case the Lessee committed a breach of this Agreement that is not a fundamental breach, the Company shall be entitled to terminate this Agreement after delivery of notice to the Lessee to cure the breach and the Lessee failed to cure the breach to the satisfaction of the Company in 30 days as of the date of delivery of notice.

28.5.	In case the Company delivered notice regarding termination of the Agreement, the Lessee shall vacate the Leased Premises in 14 days as of the date of receiving the said notice. For the avoidance of doubt, the Lessee shall pay the Rent up to and including the actual date of vacating the Leased Premises, without derogating from the rights of the Company in connection with the compensation paid due to a delay in vacating the Leased Premises, if such a delay occurred.

28.6.	The provisions set forth in this section shall not derogate from the provisions set forth in the Contracts Law (Remedies for Breach of Contract), 5731-1970 or affect any other right or relief the Company may seek in accordance with the provisions set forth in this Agreement and/or in accordance with the provisions set forth in any law.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	40	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

29.	Indemnity, legal and other expenses

29.1.	The Lessee shall indemnify the Company immediately upon receiving its demand in respect of any damage, cost, expense or impecuniousness caused to the Company due to breach of the provisions set forth in this Agreement by the Lessee. To the extent that the indemnity is paid in respect of a suit that was brought against the Company and/or the Client and/or anyone acting on their behalf following delivery of a peremptory judgment, and provided that the Lessee was afforded an opportunity to defend against the suit in person.

29.2.	It is agreed and declared that in case the Lessee fails to vacate the Leased Premises until expiration of the Term of Lease or the Option Terms, if and to the extent that the Option Terms were granted to the Lessee in accordance with the provisions set forth in Appendix A, and if and to the extent that the Option Terms are realized in accordance with the provisions set forth in this Agreement or after its termination in accordance with the provisions set forth in section 27.1 of this Agreement above, then in addition to all the reliefs set out in this Agreement and the law the Lessee shall incur all the expenses the Company will incur in connection with the legal services provided in connection with any hearing or proceeding against the Lessee or any proceeding in the Execution Office, including attorney fees for the attorney on behalf of the Company who handles the said proceeding (hereinafter: “Legal Expenses”).

29.3.	For the avoidance of doubt, the Lessee shall be obligated to return to the Company all the expenses the Company incurred in respect of the filing of a lawsuit and/or institution of execution proceedings. The expenses specified in this section shall be included as part of the Legal Expenses of the Company and the provisions set forth in subsections 29.4 and 29.5 hereunder shall apply thereto.

29.4.	The Lessee shall pay the Legal Expenses to the Company immediately after delivery of written notice in addition to linkage and interest, as stated in section 29 hereunder, as of the date of delivery of the demand and until payment is made.

29.5.	The parties agree that the documents and books of the Company shall serve as prima facie proof of their content, including with respect to the payments of the Lessee, its outstanding debt to the Company and the amount of the Legal Expenses.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	41	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

30.	Linkage and interest

30.1.	The parties agree that in respect of any default in payment by the Lessee (hereinafter: “Amount in Arrears”) the Lessee shall be obligated to pay to the Company, in addition to the Amount in Arrears, linkage differentials, when the base index shall be the date designated for payment of the Amount in Arrears and the new index shall be the date of actual payment of the Amount in Arrears (hereinafter: “Revalued Debt”). The Revalued Debt, as of the seventh day of the delay, shall bear interest in the customary rate imposed on overdraft beyond the approved credit limit in current loan accounts in Bank Leumi le-Israel Ltd.

30.2.	Any payment that the Lessee made to the Company in respect of an outstanding debt shall be split and shall be credited relatively against the components of the outstanding debt, i.e., the daily interest component, the annual interest component, the linkage differentials component and the Amount in Arrears component.

30.3.	In case the said component does not cover the full amount of the debt of the Lessee to the Company on the actual payment date, the provisions set forth in the first part of this section shall apply to the balance of the Amount in Arrears that was not settled as aforesaid.

31.	Modifications of the Agreement; avoidance of exercising rights

Any modification in the provisions set forth in this Agreement or waiver of the rights of the Company in accordance with this Agreement shall be null and void unless executed in writing and signed by the parties. Any waiver, avoidance of exercising rights or delay by any of the parties shall not be deemed as waiver of the said right and shall not serve as precedent in other circumstances.

32.	VAT

Any payment that the Lessee is obligated to pay shall incur VAT according to statutory rate on the payment date.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	42	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

The Lessee shall pay VAT on the date designated for making each of the payments set forth in this Agreement.

33.	Jurisdiction

The parties agree that the competent court in the Jerusalem District shall have sole jurisdiction in anything relating to and arising out of this Agreement.

34.	Observation of laws

The parties shall observe the provisions set forth in any law regarding the Leased Premises and use thereof.

35.	No setoff of payments

The parties agree that the amounts that they owe and/or will owe each other in accordance with this Agreement for any reason shall not be offset.

36.	Entire Agreement

This Agreement expresses everything agreed between the parties including all understandings, agreements, obligations and stipulations made between the parties, and replaces and revokes any undertaking, declaration, representation, assurance or agreements between the parties that existed, if at all, between the parties on the matters mentioned herein prior to the execution hereof.

37.	Delivery of notices

37.1.	Notices delivered in accordance with this Agreement shall be delivered in writing.

37.2.	Any notice that a party to this Agreement is obligated to deliver to the other party shall be deemed to have reached its recipient in three business days from the time it was delivered in registered mail in Israel to the address of the parties as specified in this Agreement.

37.3.

37.4.	In addition to the foregoing, the parties shall be entitled to send each other notices by courier and in such circumstances as aforesaid the date specified on the delivery form signed by the courier shall be deemed as the delivery date and in case the notice is transmitted by fax the delivery date shall be deemed as the date after the date of transmitting the fax, subject to electronic and telephone confirmation regarding the transmission of the fax.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	43	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]

And in witness hereof the parties are hereby undersigned:

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]
The Company	The Lessee

Confirmation

I, the undersigned, Adv. [handwritten: Tami Hevroni Zoppo] License No. [handwritten: 47584] hereby confirm that on [handwritten: July 10, 2017] the Messrs. [handwritten: Ron Babkov] ID. No. [handwritten: 068780410] and [handwritten: Uri Ben Or] ID. No. [handwritten: 027867753] who are the authorized signatories on behalf of [handwritten: BiondVax Pharmaceuticals Ltd.] signed this Agreement.

[Signature and Stamp: Tami Hevroni Zoppo, Adv. License No. 47584]

Confirmation by an advocate on behalf of the Company

I, the undersigned, ________________ Adv. License No. ______________ hereby confirm that the Messrs. ______________ ID. No. ____________ and ____________ ID. No., who are the authorized signatories of _______________ Ltd., signed this Agreement before me.

, Adv.

[Signature and Stamp: UNIHAD BIOPARK Ltd.]	44	[Signature and Stamp: BiondVax Pharmaceuticals Ltd.]